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                                                                     Exhibit 99M

                               LEADER MUTUAL FUNDS

                 Distribution and Service Plan (Investor Class)


         This Plan (the "Plan") dated as of August __, 2000, constitutes the Distribution and Service Plan with respect to the Investor Shares of the Leader Growth & Income Fund, Leader Intermediate Government Bond Fund, Leader Tax-Exempt Bond Fund, Leader Money Market Fund, Leader Treasury Money Market Fund and Leader Tax-Exempt Money Market Fund, each a series of Leader Mutual Funds (formerly "Magna Funds"), a Massachusetts business trust (the "Trust").

         Section 1. The Trust will pay to the principal distributor of the Trust's shares (the "Distributor") a fee (the "Distribution and Service Fee") for services rendered and expenses borne by the Distributor in connection with the distribution of Investor Shares of the Trust and/or in connection with personal service rendered to Investor Share shareholders of the Trust and/or maintenance of Investor Share shareholder accounts, at an annual rate with respect to each of the Leader Growth & Income Fund, Leader Intermediate Government Bond Fund and Leader Tax-Exempt Bond Fund (each a Non-Money Fund") not to exceed 0.30% of the Non-Money Fund's average daily net assets attributable to its Investor Shares, and with respect to each of the Leader Money Market Fund, Leader Treasury Money Market Fund and Leader Tax-Exempt Money Market Fund (each a "Money Fund" and together with the Non-Money Funds, "Funds")) not to exceed 0.50% of the Money Fund's average daily net assets attributable to its Investor Shares. Subject to such limit and subject to the provisions of Section 8 hereof, the Distribution and Service Fee shall be as approved from time to time by (a) the Trustees of the Trust and (b) the Independent Trustees of the Trust and may be paid in respect of services rendered and expenses borne in the past as to which no Distribution and Service Fee was paid on account of such limitation. If at any time this Plan shall not be in effect with respect to all Funds of the Trust, the Distribution and Service Fee shall be computed on the basis of net assets attributable to Investor Shares of those Funds for which the Plan is in effect. The Distribution and Service Fee shall be accrued daily and paid monthly or at such other intervals as the Trustees shall determine.


         Section 2. The Distribution and Service Fee may be spent by the Distributor on the distribution of Investor Shares of the Trust and/or on personal services rendered to Investor Share shareholders of the Trust and/or maintenance of Investor Share shareholder accounts (but will generally not be spent on record keeping charges, accounting expenses, transfer costs, or custodian fees). The Distributor's expenditures may include, but shall not be limited to, compensation to, and expenses (including telephone and overhead expenses) of, financial consultants or other employees of the Distributor or of participating or introducing brokers, certain banks and other financial intermediaries who aid in the processing of purchase or redemption requests for Investor Shares or the processing of dividend payments with respect to Investor Shares, who

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provide information periodically to Investor Share shareholders showing their positions in a Fund's Investor Shares, who issue confirmations for transactions by Investor Share shareholders, who forward communications from the Trust to Investor Share shareholders, who render ongoing advice concerning the suitability of particular investment opportunities offered by the Trust in light of Investor Share shareholders' needs, who provide and maintain elective Investor Share shareholder services such as check writing and wire transfer services, who provide and maintain pre-authorized investment plans for Investor Share shareholders, who act as sole shareholder of record and nominee for Investor Share shareholders, who respond to inquiries from Investor Share shareholders relating to such services, who train personnel in the provision of such services or who provide such similar services as permitted under applicable statutes, rules or regulations.

         Section 3. This Plan shall not take effect until it has been approved, together with any related agreements, by votes of the majority (or whatever greater percentage may, from time to time, be required by Section 12(b) of the Investment Company Act of 1940 (the "Act") or the rules and regulations thereunder) of both (a) the Trustees of the Trust, and (b) the Independent Trustees of the Trust cast in person at a meeting called for the purpose of voting on this Plan or such agreement.

         Section 4. This Plan shall continue in effect for a period of more than one year after it takes effect only so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in
Section 3. It is acknowledged that the Distributor may expend or impute interest expense in respect of its activities or expenses under this Plan and the Trustees and the Independent Trustees may give such weight to such interest expense as they determine in their discretion.

         Section 5. Any person authorized to direct the disposition of monies paid or payable by the Trust pursuant to this Plan or any related agreement shall provide to the Trustees of the Trust, and the Trustees shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

         Section 6. This Plan may be terminated at any time with respect to the Investor Shares of any Fund by vote of a majority of the Independent Trustees, or by vote of a majority of the outstanding Investor Share voting securities of that Fund.

         Section 7. All agreements with any person relating to implementation of this Plan with respect to any Fund shall be in writing, and any agreement related to this Plan with respect to any Fund shall provide:

         A. That such agreement may be terminated at any time, without payment of any penalty, by vote of a majority of the Independent Trustees or by vote of majority of the outstanding Investor Share voting securities of such Fund, on not more than 60 days' written notice to any other party to the agreement; and

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         B.       That such agreement shall terminate automatically in the event of its assignment.

         Section 8. This Plan may not be amended to increase materially the amount of Distribution and Service Fees permitted pursuant to Section 1 hereof without approval in the manner provided in Section 3 hereof, and all material amendments to this Plan shall be approved in the manner provided for approval of this Plan in Section 3 hereof.

         Section 9. As used in this Plan, (a) the term "Independent Trustees" shall mean those Trustees of the Trust who are not interested persons of the Trust, and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it, (b) the terms "assignment", "interested person" and "majority of the outstanding voting securities" shall have the respective meanings specified in the Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission, (c) the term "introducing broker" shall mean any broker or dealer who is a member of the National Association of Securities Dealers, Inc. and who is acting as an introducing broker pursuant to clearing agreements with the Distributor; and (d) the term "participating broker" shall mean any broker or dealer who is a member of the National Association of Securities Dealers, Inc. and who has entered into a selling or dealer agreement with the Distributor.

         Section 10. This Plan has been adopted pursuant to Rule 12b-1 under the Act and is designed to comply with all applicable requirements imposed under such Rule. To the extent that any or all of the Distribution and Service Fees may be deemed to have financed any activity which is primarily intended to result in the sale of the Trust's shares (within the meaning of Rule 12b-1), all those Distribution and Service Fees paid by the Trust shall be deemed to be made under this Plan and pursuant to clause (b) of such Rule.




Dated: August _____, 2000